Exhibit 3.6
FORM OF CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK
(Par Value $0.001)

OF
TRIDENT MICROSYSTEMS, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     Trident Microsystems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:
     That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), the Board on October [___], 2009 adopted the following resolution creating a series of Preferred Stock, par value $0.001 per share, of the Company consisting of four (4) shares and designated as Series B Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share (the “Preferred Stock”), authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereon and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:
Section 1. Number of Shares and Designation.
     The designation of the series of Preferred Stock created by this resolution shall be “Series B Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be four (4) (the “Series B Shares”). Each Series B Share shall have a liquidation preference of $1.00 (the “Liquidation Preference”), as described herein. The number of authorized shares of this Series shall not be increased or reduced without (in addition to any other vote required by law) (1) the approval of both a majority of the Series B Directors and a majority of the At-Large Directors (as defined in Section 4) and (2) the approval of the Persons who Own the Series B Shares (the “Series B Holders”), voting as a separate class to the exclusion of all other series or classes of the Equity Securities.
Section 2. Dividends.
     No dividends (whether payable in cash, in property or in Equity Securities) shall be payable in respect of the Series B Shares.

Section 3. Redemption.
     (a) The Series B Shares shall not be redeemable by the Company except that all of the Series B Shares may be redeemed, at the option of the Company at a redemption price of $1.00 per share, if at any time following the filing of this Certificate of Designation with the Secretary of State of the State of Delaware the Series B Holders no longer Beneficially Own, in the aggregate, eleven percent (11%) or more of the outstanding shares of Common Stock.
     (b) Notice of redemption of the Series B Shares shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to each Series B Holder who Owns Series B Shares to be redeemed) at its address as it shall appear on the records of the Company, (i) notifying each Series B Holder of the redemption of the Series B Shares (or, in the case of a redemption of less than all of the Series B Shares, notifying the Series B Holder who Owns the Series B Shares to be redeemed) and (ii) stating the place at which the certificates evidencing the Series B Shares shall be surrendered. The Company shall act as the transfer agent for the Series.
     (c) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series B Shares with respect to which such notice has been given and such redemption price paid or set aside shall no longer be, or be deemed to be, outstanding for any purpose, and all rights preferences and powers (including voting rights and powers) of such Series B Shares shall automatically cease and terminate, except the right of the Persons who Own such Series B Shares, upon surrender of the certificate representing such Series B Shares, to receive the redemption price without interest.
Section 4. Voting Rights of the Series B Shares.
     (a) Board Representation.
          (i) For so long as the Series B Holders shall be entitled to nominate and elect at least one (1) Director pursuant to this Section 4(a), the Board shall consist of nine (9) Directors. The Board shall at all times consist of at least a majority of Directors who are Independent Directors.
          (ii) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, at least forty percent (40%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of four (4) directors (each, a “Series B Director”).
          (iii) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than forty percent (40%) but at least thirty percent (30%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of three (3) Series B Directors.
          (iv) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than thirty percent (30%) but at least twenty percent (20%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of two (2) Series B Directors.

          (v) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than twenty percent (20%) but at least eleven percent (11%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect one (1) Series B Director.
          (vi) The number of Series B Directors which the Series B Holders shall be entitled to nominate and elect shall not be reduced unless and until the number of Series B Shares Beneficially Owned by the Series B Holders shall be less than the applicable threshold set forth in Section 4(a)(ii) through (v) above for a period of thirty (30) consecutive days. After any such reduction, the number of Series B Directors which the Series B Holders shall be entitled to nominate and elect shall not be increased regardless of any subsequent increase in the percentage of outstanding Common Stock Beneficially Owned by the Series B Holders.
          (vii) No person other than the Series B Holders shall be entitled to nominate a Series B Director.
          (viii) One (1) Director (who shall be the Company’s Chief Executive Officer unless all other Directors otherwise agree, in which case such Directors shall be a Person independent of each of the Company, each Series B Holder, each Person that is an “Investor” under the Stockholder Agreement, each other stockholder of the Company owning five percent (5%) or more of the outstanding Common Stock of the Company and each Affiliate of any of the foregoing, and that is mutually agreed to between the Company Nominated Directors (as defined below) and the Series B Directors) shall be recommended by the Nominating and Corporate Governance Committee, nominated by the Board and submitted to the Company’s stockholders for election in accordance with the Certificate of Incorporation and Bylaws (the “Ninth Director”).
          (ix) The Board and its Nominating and Corporate Governance Committee shall be entitled to nominate the individuals for election to the remaining seats on the Board other than the seats held by the Series B Directors and the Ninth Director (the “Company Nominated Directors”, and together with the Ninth Director, the “At-Large Directors”).
          (x) The Company shall notify the Series B Holders promptly, and in any event within five (5) Business Days, of any issuance of Common Stock representing, individually or together with all issuances of Common Stock since the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice together with the aggregate number of shares of Common Stock outstanding following such issuance.
          (xi) The Series B Holders will notify the Company promptly, and in any event within five (5) Business Days, of any action by the Series B Holders or any of their Affiliates (other than the Company) that results in a reduction in the number of shares of Common Stock that are Beneficially Owned by the Series B Holders representing, individually or together with all such reductions since the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice, which notice will set forth the number of shares of Common Stock Beneficially Owned by the Series B Holders immediately following the occurrence of such reduction; provided, that for purposes of this provision, in determining the shares of Common Stock outstanding the Series B Holders may rely upon the Company’s most recent periodic report filed with the SEC, or any update thereof, or any notice provided by the Company pursuant to Section 4(a)(ix). In the event that the number of directors that the Series B Holders are entitled to nominate and elect to the Board is reduced pursuant to this Section 4(a), the Series B Holders shall promptly cause one (1) or more of the Series B Directors to immediately resign, such that the number of remaining Series B Directors serving on the Board shall equal the number of directors the Series B Holders are then entitled to elect to the Board pursuant to this Section 4(a). In the event that any such Series B Director is unwilling to resign, the Series B Holders will take all such actions as are necessary to cause the removal of such Series B Director. If any such Series B Director shall not have resigned or been removed within thirty (30) days after the date on which such resignation was required, the At-Large Directors, by majority vote, may remove the Series B Director selected by the Series B Holders for removal, or if no such Series B Director has been so selected by the Series B Holders within ten (10) Business Days of a request from the Company, the At-Large Directors, by majority vote, may remove one (1) Series B Director selected by them.
     (b) Term; Replacement of Directors.
          (i) As of the Closing, one Series B Director shall be a member of the class of Directors whose term expires at the first annual meeting of the Company’s stockholders following the Closing, one Series B Director shall be a member of the class of Directors whose term expires at the second annual meeting of the Company’s stockholders following the Closing and two (2) Series B Directors shall be members of the class of Directors whose term expires at the third annual meeting of the Company’s stockholders following the Closing. Any Series B Director may, at any time, be removed with or without cause by the Series B Holders by majority vote of the Series B Shares.
          (ii) In the event of any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series B Directors, other than any vacancies created as a result of a reduction in the number of Series B Directors that the Series B Holders are entitled to elect pursuant to Section 4(a), then the Series B Holders shall have the sole right (by majority vote of the Series B Shares) to nominate and elect directors to fill such vacancies so long as such Series B Shares remain outstanding. Any director elected pursuant to this Section 4(b)(ii) to succeed a Series B Director shall be considered a Series B Director.
          (iii) Any vacancies created as a result of a reduction in the number of Series B Directors that the Series B Holders are entitled to elect pursuant to Section 4(a) shall be filled by nominees (A) who satisfy the requirements of Section 4(c) below, and (B) are recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Director appointed to fill such vacancy shall stand for re-election at the next annual meeting of the Company’s stockholders following such appointment and shall, if elected, serve for the remaining term of the Series B Director that such Director replaced (or, if such term expired at such annual meeting, for the full term otherwise applicable to Directors of the class elected at such meeting).
          (iv) The nomination, election, replacement, removal and term of the At-Large Directors and the filling of any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the At-Large Directors shall be governed by the Certificate of Incorporation and Bylaws of the Company, applicable law and the Stockholder Agreement. Any director elected to succeed a Company Nominated Director or the Ninth Director shall be considered a Company Nominated Director or the Ninth Director, respectively, for all purposes.
     (c) Limitations on Directors. Each Director shall, at all times during which such Person serves as a Director, not have been during the last five (5) years convicted in a criminal proceeding (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty) or a party to a civil proceeding brought by a governmental authority in which such Director has been finally determined to have committed a violation of federal, state or foreign law (excluding traffic violations or similar misdemeanors not involving moral turpitude or deliberate dishonesty). The Series B Holders shall not nominate or elect any such Series B Director who does not meet the requirements set forth in this Section 4(c) and shall cause any such Series B Director who fails to meet the requirements set forth above to resign promptly. If any such Series B Director is unwilling to resign, the Series B Holders will take such actions as are necessary to cause the removal of the Series B Director as promptly as reasonably practicable. If any such Series B Director shall not have resigned or been removed within thirty (30) days after the date the such resignation was required, the At-Large Directors, by majority vote, may remove such Series B Director.
     (d) Limitations on Series B Directors. At least two (2) of the Series B Directors shall have substantial operating or industry experience, and no more than two (2) Series B Directors may be Persons who are not Independent Directors. The Series B Holders shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the Committee Chairperson and/or the Chief Executive Officer of the Company) regarding the names, backgrounds and qualifications of the persons to be nominated as Series B Directors after considering the Company’s Corporate Governance Guidelines (as made publicly available from time to time). However, the Nominating and Corporate Governance Committee shall not have any right nor shall it have any duty to approve or disapprove any person meeting the requirements of Section 4(c) selected as a Series B Director by the Series B Holders.
     (e) Approval Rights. In addition to any other vote required by law, the affirmative vote of the Series B Holders, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving or effecting the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or this Certificate of Designation, whether by merger, consolidation, amendment or otherwise, that would adversely affect the powers, designations, preferences and other special rights of the Series B Shares, other than a merger, consolidation or other business combination with a Person that is not an Affiliate of the Company or the Series B Holders that results in a Change of Control.

     (f) No Additional Voting Rights. Other than as specifically set forth in this Section 4 and unless otherwise required by applicable law, the Series B Shares shall not be entitled to a separate vote on any matter.
Section 5. Liquidation Rights.
     (a) Upon the dissolution, liquidation or winding up of the Company, each Series B Share shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $1.00, and no more.
     (b) Neither the sale of all or substantially all of the assets or capital stock of the Company nor the merger or consolidation of the Company into or with any other entity, or the merger or consolidation of any other entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.
     (c) After the payment to each Series B Share of the full preferential amount provided for in this Section 5, the Series B Shares shall have no right or claim to any of the remaining assets of the Company.
Section 6. Ranking.
     Except as otherwise provided herein, for purposes of this resolution, any stock of any class, classes or series of the Company shall be deemed to rank prior to the Series B Shares upon liquidation, dissolution or winding up.
Section 7. Retirement.
     If the Series B Shares are purchased, exchanged or otherwise acquired by the Company in any manner whatsoever, then such shares shall be retired and the certificate representing such share shall be promptly cancelled. Upon the retirement or cancellation of the Series B Shares, such shares shall not for any reason be reissued as a share of the Series.
Section 8. Amendment of this Certificate of Designation.
     Any amendment, modification or repeal of any provision of this Certificate of Designation to increase or decrease in any manner or amount the powers, designations, preferences or other rights of the Series shall require (in addition to any vote required by law) the approval of both (i) a majority of the Series B Directors and a majority of the At-Large Directors and (ii) the majority of the Series B Shares.
Section 9. Definitions.
     Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings:

     “Adjustment Number” shall mean a number of shares of Common Stock (but in no event less than zero) equal to the sum (without double counting) of: (a) the aggregate direct and indirect short position of the Series B Holder and their Affiliates with respect to the Common Stock, (b) the aggregate direct and indirect “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of the Series B Holders and their Affiliates with respect to the Common Stock and (c) the number of shares of Common Stock otherwise Beneficially Owned by the Series B Holders which have been the subject of any Indirect Disposition, reduced by (d) the aggregate direct and indirect “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of the Series B Holders and their Affiliates with respect to the Common Stock.
     “Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that possession of ten percent (10%) of the voting securities of any Person shall be deemed to constitute “control” for purposes of this definition.
     “At-Large Directors” shall have the meaning set forth in Section 4(a)(viii).
     “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; provided, that for purposes of the calculations required by Section 3 and Section 4 the aggregate Beneficial Ownership of the Series B Holders shall be reduced (but never increased) by the Adjustment Number.
     “Board” shall have the meaning set forth in the Preamble.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
     “Bylaws” shall have the meaning set forth in the Preamble.
     “Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.
     “Certificate of Incorporation” shall have the meaning set forth in the Preamble.
     “Change of Control” means any of: (a) the purchase or other acquisition by any Person or group of Persons, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or group, represent more than fifty percent (50%) of the Diluted Common Shares Outstanding; (b) the consummation of any tender offer or exchange offer by any Person or group that results in such Person or group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or group, more than fifty percent (50%) of the Diluted Common Shares Outstanding immediately following the consummation of such tender or exchange offer; (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction; or (d) the purchase or other acquisition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, by any Person or group of Persons.
     “Closing” means to closing of the transactions contemplated by the Share Exchange Agreement, by and among the Company and [Nathan], entered into as of September [ ], 2009, as amended from time to time in accordance with its terms.
     “Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Nominated Directors” shall have the meaning set forth in Section 4(a)(viii).
     “Diluted Common Shares Outstanding” means the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any other Equity Securities of the Company.
     “Director” means any member of the Board.
     “Equity Securities” means (a) any Capital Stock of the Company (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, Capital Stock of the Company, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, Capital Stock of the Company, whether or not then convertible or exchangeable, (d) any Capital Stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.
     “Exchange” means the stock exchange on which the Company’s securities are then traded, as the case may be. For the avoidance of doubt, The NASDAQ Stock Market, or any successor thereto, shall constitute an Exchange for purposes of this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Independent Director” shall mean a Director who is independent of the Company under applicable law and the rules of the Exchange.

     “Indirect Disposition” shall mean any forward sale, option, swap, hedge, put/call arrangement or other transaction by which such Person has conveyed (in whole) the right or ability to realize profit or loss based on changes in the trading price of the Common Stock or other Equity Security, whether settlement under any such transaction is to be made in cash, by delivery of securities, or otherwise; provided, that hedging or collar transactions under which such Person retains the opportunity for gain and risk of loss arising from price changes of no less than fifteen percent (15%) from the trading price of the Common Stock at the time of any such transaction shall not constitute Indirect Dispositions.
     “Liquidation Preference” shall have the meaning set forth in Section 1.
     “Ninth Director” shall have the meaning set forth in Section 4(a)(vii).
     “Own” and “Ownership” shall mean, with respect to any Person and any Series B Shares, that such Person is the record owner of such Series B Shares.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Preferred Stock” shall have the meaning set forth in the Preamble.
     “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Series” shall have the meaning set forth in Section 1.
     “Series B Director” shall have the meaning set forth in Section 4(a)(i).
     “Series B Holder” shall have the meaning set forth in Section 1.
     “Series B Share” shall have the meaning set forth in Section 1.
     “Stockholder Agreement” means the Stockholder Agreement, by and between the Company and [Nathan], entered into as of                      [ ], 2010, as amended from time to time in accordance with its terms.
Section 10. Descriptive Headings and Governing Law.
     The descriptive headings of the several Sections and paragraphs of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designation.
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     IN WITNESS WHEREOF, Company has caused this Certificate of Designation to be signed by its duly authorized officer this ___ day of                     , 2010.

TRIDENT MICROSYSTEMS, INC.

By:
Name:
Title:
Signature Page to the Certificate of Designation of the Series B Preferred Stock of
[Trident Microsystems], Inc.